Filed Pursuant to Rule 433
Registration No. 333-150994
September 22, 2009
NORTHGATE MINERALS CORPORATION
Bought Treasury Offering of Common Shares
Term Sheet

Issuer:	Northgate Minerals Corporation (“Northgate” or the “Company”).

Issue:	Treasury offering of 34,300,000 Common Shares (the “Common Shares”).

Issue Amount:	C$100,156,000.

Issue Price:	C$2.92 per Common Share.

Over-Allotment Option:	The Company has granted the Underwriters the option to purchase up to an additional 5,145,000 Common Shares, at the Issue Price, exercisable in whole or in part, at any point up to 30 days following the Closing Date.

Use of Proceeds:	The Company intends to use the net proceeds from the Issue to finance the development of the Young-Davidson project and for general corporate purposes.

Form of Offering:	Bought underwritten offered publicly by way of Short Form Base Shelf Prospectus (June 5, 2009) and a Prospectus Supplement to be filed in all provinces and territories of Canada, excluding Quebec, and in the United States pursuant to an effective registration statement on Form F-10 under the Multijurisdictional Disclosure System and internationally on a private placement basis as expressly permitted.

Eligibility:	The common share will be eligible for RRSPs, RRIFs, RESPs, TFSAs and DPSPs.

Listing:	The common shares are currently listed on the TSX under the symbol “NGX” and on the NYSE Amex under the symbol “NXG”.

Underwriters:	A syndicate of underwriters led by CIBC.

Commission:	4.5%

Closing Date:	September 30, 2009.
The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or you may request it from CIBC World Markets Corp., 425 Lexington Avenue, 5th Floor, New York, New York, 10017, by fax at 212-667-6303 or by e-mail at useprospectus@us.cibc.com or in Canada from CIBC World Markets Inc. at 416-594-7270.